Exhibit 10.1(d)

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is made as of June 27, 2016, by and between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and CORVUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant are parties to that certain Lease Agreement dated as of January 27, 2015, as amended by that certain First Amendment to Lease dated as of March 19, 2015, and as further amended by that certain Second Amendment to Lease dated as of August 20, 2015 (the “Second Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 22,135 rentable square feet (the “Existing Premises”) in a building located at 863 Mitten Road and 866 Malcolm Road, Burlingame, California (collectively, the “Building”).  The Existing Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.            Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Existing Premises by adding approximately 5,246 rentable square feet in the Building, as shown on Exhibit A attached to this Third Amendment (the “Third Expansion Premises”), and (ii) provide for the surrender, on the day immediately preceding the Third Expansion Premises Commencement Date (as defined below) (the “Surrender Date”), of a portion of the Existing Premises, consisting of approximately 721 rentable square feet, as shown on Exhibit B attached hereto (the “Surrender Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Third Expansion Premises.  In addition to the Existing Premises, commencing on the Third Expansion Premises Commencement Date (as defined in Section 2 below), Landlord leases to Tenant, and Tenant leases from Landlord, the Third Expansion Premises.

2.                                      Delivery.  Landlord shall use reasonable efforts to deliver (“Deliver” or “Delivery”) the Third Expansion Premises to Tenant on or before the Third Expansion Premises Target Commencement Date for Tenant’s performance of the Tenant Improvements (as defined in the Work Letter) under the work letter attached to this Third Amendment as Exhibit B (the “Work Letter”).  The “Third Expansion Premises Target Commencement Date” shall be August 24, 2016.

The “Third Expansion Premises Commencement Date” shall be the date that Landlord Delivers the Third Expansion Premises to Tenant.  The “Expansion Premises Rent Commencement Date” shall be the earlier to occur of (i) the date that Tenant Substantially Completes (as such term is defined in the Work Letter) the Tenant Improvements in the Third Expansion Premises, or (ii) November 14, 2016.  Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Third Expansion Premises Commencement Date and the Third Expansion Premises Rent Commencement Date in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as otherwise set forth in this Third Amendment: (i) Tenant shall accept the Third Expansion Premises in their condition as of the Third Expansion Premises Commencement Date,

subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Third Expansion Premises; and (iii) Tenant’s taking possession of the Third Expansion Premises shall be conclusive evidence that Tenant accepts the Third Expansion Premises.

Notwithstanding anything to the contrary contained in this Third Amendment, Tenant and Landlord acknowledge and agree that the effectiveness of this Third Amendment shall be subject to the following condition precedent (“Condition Precedent”) having been satisfied:  Landlord shall have entered into a lease termination agreement (“Termination Agreement”) on or before July 1, 2016, with the existing tenant of the Third Expansion Premises pursuant to which such existing tenant agrees to terminate its Lease with respect to the Third Expansion Premises, which Termination Agreement shall be on terms and conditions acceptable to Landlord, in Landlord’s sole and absolute discretion.  In the event that the Condition Precedent is not satisfied, Landlord shall have the right to terminate this Third Amendment upon delivery of written notice to Tenant.  Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause the Condition Precedent to be satisfied.

Except as otherwise provided in this Third Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Third Expansion Premises, and/or the suitability of the Third Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Third Expansion Premises are suitable for the Permitted Use.

3.                                      Definitions.  Commencing on the Third Expansion Premises Commencement Date, the definitions of “Premises,” “Rentable Area of Premises,” and “Tenant’s Share of Operating Expenses of Project” are hereby deleted and replaced with the following”

“Premises:  That portion of (a) the 863 Building containing approximately 26,660 rentable square feet, consisting of (i) approximately 8,138 rentable square feet (the “Original Premises”) in the west wing of the 863 Building (“West Building”), (ii) approximately 2,442 rentable square feet (the “Expansion Premises”) in the east wing of the 863 Building (“East Building”), (iii) approximately 5,246 rentable square feet in the East Building (the “Third Expansion Premises”), and (iv) approximately 10,834 rentable square feet  (“Second Expansion Premises”) in the east wing of the 866 Building (“866 East Building”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises:  26,660 sq. ft.”

“Tenant’s Share of Operating Expenses of Project:  27.35%”

As of the Third Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Third Expansion Premises as shown on Exhibit A attached to this Third Amendment as part of the Premises.

4.                                      Base Term.  Commencing on the Third Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term:  Commencing (i) with respect to the Original Premises on the Commencement Date, (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and (iv) with respect to the Third Expansion Premises on the Third Expansion Premises Commencement Date, and ending with respect to the entire Premises on January 31, 2021 (“Expiration Date”).”

5.                                      Base Rent.

a.             Existing Premises.  Tenant shall continue paying Base Rent with respect to the Existing Premises as provided in the Lease through Expiration Date.

b.             Third Expansion Premises.  Commencing on the Third Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent with respect to the Third Expansion Premises at the same per square foot rate of Base Rent that Tenant is then currently paying with respect to the Existing Premises as adjusted pursuant to Section 5(a) of the Second Amendment.

c.             Additional TI Allowance.  In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter). Commencing on the Third Expansion Premises Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Base Term (“TI Rent”), which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof. Any of the Additional Tenant Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of the Lease.

6.                                      Expansion Right.  As of the date of this Third Amendment, Section 8(a) of the Second Amendment is hereby deleted in its entirety and replaced with the following:

“a.           Right of First Refusal.  Each time prior to January 31, 2017 (“ROFR Expiration Date”), that Landlord intends to accept a written proposal or deliver a counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal.  For purposes of this Section 8(a), “ROFR Space” shall mean that certain space identified on Exhibit D attached to this Second Amendment, which is not occupied by a tenant or which is occupied by a then existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  Tenant shall be entitled to exercise its right under this Section 8(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified Space”).  Within 10 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space.  Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 8(a) is hereinafter referred to as the “Right of First Refusal.”  If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 10 business day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as the Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space.  Tenant acknowledges that the term of the Lease with respect to the Identified Space and the Term of the Lease with respect to the then-existing Premises may not be co-terminous.  Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter apply to the Identified Space.  If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 business day period, Tenant shall be deemed to have waived its rights under this Section 8(a) to lease the Identified Space and Landlord shall have the right to lease the Identified Space to the third party subject to the Pending Deal (or an affiliate thereof) (“Pending Deal Party”) on substantially the same business terms and conditions set forth in the Pending Deal Notice.  If Tenant’s Right of First

Refusal has not otherwise been waived pursuant to this Section 8(a), Tenant’s Right of First Refusal shall expire and be of no further force or effect as of the ROFR Expiration Date.”

7.                                      Surrender of the Surrender Premises.  The Lease with respect to the Surrender Premises shall terminate as provided for in the Lease on the Surrender Date.  Tenant shall voluntarily surrender the Surrender Premises to Landlord on such date in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease.  Tenant agrees to reasonably cooperate with Landlord in all matters, as applicable, relating to (i) surrender the Surrender Premises in accordance with the surrender requirements and in the condition required pursuant to the Lease, and (ii) all other matters related to restoring the Premises to the condition required under the Lease.  From and after the Surrender Date, Tenant shall have no further rights of any kind with respect to the Surrender Premises.  Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Surrender Premises and termination of the Lease with respect to the Surrender Premises as provided herein.  Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Surrender Premises prior to the Surrender Date.

8.                                      Restoration.  Notwithstanding anything to the contrary contained in the Lease, if Tenant converts that certain biology lab described on Exhibit D attached hereto to office space (“Conversion Space”), then Tenant shall be required to deliver to Landlord the sum of $125,000 (the “Restoration Amount”) prior to the expiration or earlier termination of the Lease, to cover the cost of restoring the Conversion Space to laboratory space.

9.                                      Disclosure.  For purposes of Section 1938 of the California Civil Code, as of the date of this Third Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

10.                               OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

11.                               Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment.

12.                               Miscellaneous.

a.             This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.             This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.             This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

d.             Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment.  In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail.  Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures on next page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed the Third Amendment as of the day and year first above written.

TENANT:

CORVUS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Leiv Lea
Its:	CFO

LANDLORD:

ARE-819/863 MITTEN ROAD, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

	By:	/s/ Eric S. Johnson
	Its:	Senior Vice President
RE Legal Affairs

Exhibit A

Third Expansion Premises

Exhibit B

Surrender Premises

Exhibit C

Work Letter

THIS WORK LETTER (this “Work Letter”) by and between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and CORVUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), is incorporated into that certain Lease Agreement dated as of January 27, 2015, as amended by that certain First Amendment to Lease dated as of March 19, 2015, as further amended by that certain Second Amendment to Lease dated as of August 20, 2015, and as further amended by that certain Third Amendment to Lease of even date herewith (the “Third Amendment”) (the “Lease”).  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.             General Requirements.

(a)           Tenant’s Authorized Representative.  Tenant designates Leiv Lea (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)           Landlord’s Authorized Representative.  Landlord designates Todd Miller and Hong Leahey (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)           Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that (i) the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below) shall be DGA, (ii) the general contractor for the Tenant Improvements shall be Landmark Builders, and (iii) any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor in connection with the Tenant Improvements.

2.             Tenant Improvements.

(a)           Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the Existing Premises and the Third Expansion Premises desired by Tenant of a fixed and permanent nature and reflected on the TI Construction Drawings (as defined in Section 2(c) below).  Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Third Expansion Premises for Tenant’s use and occupancy.

(b)           Tenant’s Space Plans.  Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 10 days of the date hereof.  Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings.  Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter.  Such process shall continue until Landlord has approved the TI Design Drawings.

(c)           Working Drawings.  Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings.  Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant.  Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)           Approval and Completion.  If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision).  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.             Performance of the Tenant Improvements.

(a)           Commencement and Permitting of the Tenant Improvements.  Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Landlord shall assist Tenant in obtaining the TI Permit.  Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)           Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)           Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)           Substantial Completion.  Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.             Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)           Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)           Implementation of Changes.  If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted.  If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.             Costs.

(a)           Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed.  The Budget shall be based upon the TI Construction Drawings approved by Landlord.  If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements, for disbursement by Landlord as described in Section 5(d).

(b)           TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1.             a “Tenant Improvement Allowance” in the maximum amount of $90,500 in the aggregate, which is included in the Base Rent set forth in Section 5(a) or 5(b) of the Third Amendment; and

2.             an “Additional Tenant Improvement Allowance” in the maximum amount of $250,000 in the aggregate, which shall, to the extent used, result in TI Rent as set forth in Section 5(c) of the Third Amendment.

Before commencing the Tenant Improvements, Tenant shall notify Landlord how much Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord.  Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion The TI Allowance shall be disbursed in accordance with this Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.  Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 12 months after the Third Expansion Premises Commencement Date.

(c)           Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.  Landlord shall not be entitled to any construction or supervision fee in connection with the Tenant Improvements.

(d)           Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.  If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to fund the TI Allowance, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”).  If Tenant fails to deposit, or is late in depositing any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge).  For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs is herein referred to as the “TI Fund.”  Funds deposited by Tenant shall be the first thereafter disbursed to pay TI Costs.  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.  If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

(e)           Payment for TI Costs.  During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Third Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6.             Miscellaneous.

(a)           Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)           Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)           Removal. Notwithstanding anything to the contrary contained in the Lease or this Work Letter, Tenant shall not be required to remove or restore the Tenant Improvements constructed by Tenant pursuant to this Work Letter at the expiration or earlier termination of the Term, nor shall Tenant have any right to remove or restore any such Tenant Improvements at any time.

(d)           Default.  Notwithstanding anything to the contrary contained in the Lease or this Work Letter, Landlord shall not have any obligation to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

Exhibit D

Conversion Space